Exhibit 9

OPINION OF AND CONSENT OF COUNSEL

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Re: Initial Registration Statement filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this initial Registration Statement filed on Form N-4 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) individual deferred annuity contract (the “Contract”). Massachusetts Mutual Variable Annuity Separate Account 4 issued the contract.

As an attorney for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with this initial Registration Statement for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.
2.	Massachusetts Mutual Variable Annuity Separate Account 4 is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.
3.	All of the prescribed corporate procedures for the issuance of the Contract have been followed, and all applicable state laws have been compiled with.

I hereby consent to the use of this opinion as an exhibit to this initial Registration Statement.

Very truly yours,

By:	/s/ JAMES M. RODOLAKIS
James M. Rodolakis Second Vice President and Associate General Counsel